UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2006

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Walnut Street, 9th Floor
Philadelphia, Pennsylvania 19106
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (215) 238-1046

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 17, 2006, Hersha Hospitality Limited Partnership, a Virginia limited partnership (“HHLP”), and Hersha Hospitality Trust, a Maryland real estate investment trust (“Hersha”), entered into a Revolving Credit Loan and Security Agreement (the “Credit Agreement”) with Commerce Bank, N.A. (the “Bank”). A copy of the Credit Agreement is attached hereto as Exhibit 10.1, and incorporated by reference herein. The following summary is qualified in its entirety by reference to the Credit Agreement.

The Credit Agreement provides for a revolving line of credit (the “Line of Credit”) in the principal amount of $60 million, including a sub-limit of $15 million for irrevocable stand-by letters of credit. The Credit Agreement provides that $10 million of the Line of Credit shall be made available for a period of not greater than ninety days on an unsecured basis and $50 million of the Line of Credit shall be made available for a period of not greater than eighteen months on a secured basis, provided that the aggregate principal balance of the line of credit shall not exceed at any time the lesser of (i) 67% of the appraised value of certain hotel properties pledged to the Bank as collateral or (ii) an amount that would cause HHLP to exceed a minimum debt service coverage ratio of 1.35 to 1.00 as set forth in the Credit Agreement.

The proceeds of the Line of Credit shall be used for working capital and general corporate purposes, including payment of distributions or dividends and the future purchase of additional hotels.

The Line of Credit expires on December 31, 2008, and, provided no event of default occurs, and remains uncured, the Bank may renew the line of credit for an additional period of one year.

At HHLP’s option, the interest rate on the line of credit is either (1) the Wall Street Journal variable prime rate minus one-half of one percent (0.50%) per annum or (2) LIBOR available for the periods of 1, 2, 3, or 6 months plus two and one quarter percent (2.25%) per annum.

HHLP and Hersha have provided the following collateral for the line of credit: (1) a perfected first-lien security interest in all existing and further assets of HHLP, whether such assets are real, personal or mixed in nature and including, but not limited to, all existing and future accounts, inventory, equipment, instruments, documents chattel paper, investment property, deposit accounts, letters of credit and letter of credit rights and general intangibles, and all proceeds and products of the foregoing; (2) title-insured, first-lien mortgages on (a) the Holiday Inn Express and Suites, Harrisburg, PA; (b) the Mainstay Suites and Sleep Inn, King of Prussia, PA; (c) the Fairfield Inn, Laurel, MD; and (d) a hotel property which is to be determined; and (3) collateral assignment of all hotel management contracts from which HHLP or its affiliates derive revenues. Hersha and certain of Hersha’s subsidiaries guarantee HHLP’s obligations under the Credit Agreement.

The Credit Agreement includes certain financial covenants and requires that Hersha maintain (1) a minimum tangible net worth of $110 million; (2) a maximum of accounts and other receivables from affiliates of $75 million; and (3) certain financial ratios, including:

•	a debt service coverage ratio of 1.35 to 1.00;
•	a total funded liabilities to gross asset value ratio of .67 to 1.00; and
•	a EBITDA to debt service ratio of 1.40 to 1.00;

The Line of Credit replaces a $35 million line of credit with Sovereign Bank.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Revolving Credit Loan and Security Agreement, dated January 17, 2006, by and between Hersha Hospitality Limited Partnership, Hersha Hospitality Trust and Commerce Bank N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: January 23, 2006	By:	/s/Michael R. Gillespie
Michael R. Gillespie
Chief Accounting Officer